Exhibit (e)(3)

Exhibit A

EXCLUSIVITY AGREEMENT

This Exclusivity Agreement between TubeMogul, Inc. (the “Company”) and Adobe Systems Incorporated (“Acquirer”) is entered into as of the date last signed below (the “Effective Date”).

WHEREAS, the Company agrees to provide Acquirer with an opportunity to complete due diligence and to negotiate, consistent with the price and the other material terms proposed by the Acquirer in the proposal letter to which this agreement is attached (the “Proposed Terms”), the proposed sale of all of the outstanding capital stock of the Company (the “Transaction”) to Acquirer on an exclusive basis commencing upon the date hereof through the end of the Restricted Period (as defined below).

The parties agree as follows:

The “Restricted Period” shall last until the earlier to occur of (1) the date on which the parties hereto execute a definitive agreement regarding a potential acquisition or (2) 11:59 p.m. Pacific Time on Wednesday, November 9, 2016. During the Restricted Period, neither the Company nor any of its affiliates, officers, directors, employees or principal stockholders or any representative acting on their behalf, will directly or indirectly: (a) solicit, encourage, initiate, participate in any negotiations or discussions with respect to any offer or proposal to acquire all or any portion of the Company’s business or properties or any of its capital stock, whether by merger, purchase of assets, license, tender offer or otherwise (each, an “Acquisition Proposal”), or effect any such transaction; (b) disclose or provide any information not customarily disclosed to any person concerning the Company’s business or properties or afford any person or entity access to its properties, books and records or employees, not customarily afforded such access; (c) assist or cooperate with any person to make any proposal to purchase any Company capital stock or any portion of the Company’s assets or enter into any agreement with any person providing for the acquisition of the Company (whether by way of merger, purchase of assets, license, tender offer or otherwise). In the event that the Company or any of its affiliates, officers, directors, employees or principal stockholders shall receive any offer or proposal of the type referred to in clause (a) or (c) above, the Company or such person or entity shall inform Acquirer as soon as possible that the Company has received such an offer or proposal. In the event the Company receives an Acquisition Proposal during the Restricted Period, the Company agrees that it will furnish any information reasonably requested by Acquirer regarding the Acquisition Proposal.

Nothing in this agreement or in prior discussions, correspondence or documentation should be construed as an obligation of any of the parties hereto to proceed with the Transaction. Unless and until a definitive sale and purchase agreement is entered into regarding the Transaction, neither the Company nor the Acquirer nor any of their respective affiliates will be under any legal obligation whatsoever with respect to the Transaction except as specifically set forth herein or in the Confidentiality Agreement. The parties further agree that, prior to entering into a definitive sale and purchase agreement, each party shall be free for any reason to withdraw from discussions and not consummate the Transaction, without obligation or liability to any other party, other than with respect to breaches of the express terms hereof.

This agreement may not be assigned by any party hereto, by operation of law or otherwise, without the express prior written consent of the other parties hereto. This agreement may not be amended or modified except by an instrument in writing signed by both of the parties hereto. It is understood and agreed that no failure or delay by any party in exercising any of its rights hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof. This agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, applicable to contracts made and to be performed therein.

Exhibit A

This agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, but it will not be effective until each party has executed at least one counterpart. Each counterpart will constitute an original of this agreement, but all the counterparts will together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Exclusivity Agreement as of the Effective Date.

ADOBE SYSTEMS INCORPORATED	TUBEMOGUL, INC.

Signature:	Signature:

Print Name:	Print Name:

Title:	Title:

Date:	Date: